EX-10.19

                         BOARD MEMBER COMPENSATION PLAN

All fees described herein are for non-management directors only.

      a. Attendance fee - $1,000 for actual physical attendance or $500 if attendance is by telephone.

      b. Committee fee - $500 fee per director unless the committee meets immediately before or after a board meeting in which case the fee will be $250. Fees will be halved for telephone attendance.

      c. Stock grant - 2,000 shares per director per year will be issued at calendar year end for the year served. The intent of this specific quantity is to approximate $12,000 - $15,000 in value. It may be changed annually to reflect this goal.

      d. Each member of the board shall receive an option for 5,000 shares (at the then market price) when joining the board.